EXHIBIT 3.71
STATE OF TENNESSEE
Department of State
CERTIFICATE
     The undersigned, as Secretary of State of the State of Tennessee, hereby certifies that the attached document was received for filing on behalf of RIVER PARK HOSPITAL, INC., was duly executed in accordance with
(Name of Corporation)
the Tennessee General Corporation Act, was found to conform to law and was filed by the undersigned, as Secretary of State, on the date noted on the document.
     THEREFORE, the undersigned, as Secretary of State, and by virtue of the authority vested in him by law, hereby issues this certificate and attaches hereto the document which was duly filed on this August First, 1969.

/s/ [ ]
Secretary of State

[SEAL]
Book 4355 635

CHARTER
OF
RIVER PARK HOSPITAL, INC.
     The undersigned natural persons, having capacity to contract and acting as the incorporators of a corporation under the Tennessee General Corporation Act, adopt the following Charter for such corporation:
     1. The name of the corporation is River Park Hospital, Inc.
     2. The duration of the corporation is perpetual.
     3. The address of the principal office of the corporation in the State of Tennessee shall be 242 25th Avenue, North, Nashville, County of Davidson.
     4. The corporation is for profit.
     5. The purposes for which the corporation is organized are:
     1. To purchase, lease, or otherwise acquire, to operate, and to sell, lease or otherwise dispose of hospitals, convalescent homes, nursing homes and other institutions for the medical care and treatment of patients; to purchase, manufacture, or prepare and to sell or otherwise deal in, as principal or as agent, medical equipment and supplies; to construct, or lease, and to operate restaurants, drug stores, gift shops, office buildings, and other facilities in connection with hospitals or other medical facilities owned or operated by it; and
     2. To purchase or otherwise acquire, to hold and to sell or otherwise dispose of the stocks, bonds and other securities of any corporation, foreign, or domestic; to exercise all powers and any or all rights and privileges of individual ownership or interest in respect to any and all such securities; to manage and to aid in any manner, by loan, guarantee, or otherwise, any corporation or corporations of which any securities are held by the corporation; and to do any and all acts or things necessary, expedient or calculated to protect, preserve or enhance the value of any such securities.
     6. The maximum number of shares which the corporation shall have the authority to issue is One Thousand (1,000) shares, with $1 par value.
     7. The corporation will not commence business until the consideration of One Thousand Dollars ($1,000) has been received for the issuance of shares.
     8. (a) The shareholders of this corporation shall not have pre-emptive rights.
     (b) The Board of Directors of this corporation shall consist of not less than three individuals, or of a number of individuals not less than the number of shareholders of this corporation, whichever amount is the lesser; members of the Board of Directors need not be shareholders of this corporation.
     (c) Additional members of the Board of Directors may be elected by the shareholders at the annual meeting, and by a majority of the members of the entire Board of Directors at any other times; members of the

Board of Directors of this corporation shall be elected for a term which shall extend until the date of the next annual meeting subsequent to their election to the Board of Directors.
     (d) The Board of Directors of this corporation shall have the power to appoint an Executive Committee, consisting of not less than two persons, which committee shall have the power and authority to act in the place and stead of the Board of Directors during the intervals between the regular meetings of the Board of Directors.
     (e) The majority of the members of the entire Board of Directors of this corporation shall have the power to remove any member of the Board of Directors for just cause.
     (f) The initial bylaws of this corporation shall be adopted by the incorporators hereof, and thereafter, the bylaws of this corporation may be amended, repealed or adopted by a majority of the members of the entire Board of Directors, or by the holders of a majority of the outstanding shares of capital stock.
     (g) This corporation shall have the right and power to purchase and hold shares of its capital stock; provided however, that such purchase, whether direct or indirect, shall be made only to the extent of unreserved and unrestricted capital surplus.
     Dated August 1, 1969.

/s/ William E. Martin
William E. Martin

/s/ Ames Davis
Ames Davis

/s/ James R. Cheshire, III
James R. Cheshire, III

Book 4355 Page 636
1969 Aug 1 PM 5:21   Volume C-1, Page 702

ARTICLES OF AMENDMENT
TO THE RESTATED CHARTER OF
RIVER PARK HOSPITAL, INC.
     To the Secretary of the State of Tennessee:
     In accordance with the provisions of Section 48-20-106 of the Tennessee Business Corporation Act (the “Act”), River Park Hospital, Inc. (the “Corporation”), organized and existing under and by virtue of the provisions of the Act and all amendments thereto, does hereby submit this Amendment to its Restated Charter:
     1. The name of the Corporation is River Park Hospital, Inc.
     2. Article 8 subsection (b) of the Charter is deleted in its entirety and the following is substituted in lieu thereof:
The Board of Directors of this corporation shall consist of one to ten individuals; members of the Board of Directors need not be shareholders of this corporation
     4. This amendment was duly authorized and adopted by the Board of Directors of the Corporation by written consent action taken effective as of February 28, 2008. The foregoing amendment did not require shareholder approval.

RIVER PARK HOSPITAL, INC.
/s/ Howard T. Wall III
Name:	Howard T. Wall III
Title:	Vice President and Secretary

     Dated: February 28, 2008